Exhibit 10.2
Execution Version
CONTRACT
FOR THE SUPPLY OF DFC® MODULES AND DFC® COMPONENTS
FROM FUELCELL ENERGY INC. (SELLER)
TO POSCO POWER (BUYER)
JUNE 9, 2009
Confidential treatment requested as to certain portions of this exhibit marked with an *. Such portions have been redacted and filed separately with the SEC.

PURCHASE AND SALE CONTRACT
This PURCHASE AND SALE CONTRACT (the “Contract”) is made and entered into this 9th day of June, 2009, by and between POSCO Power Corporation, a corporation duly organized and existing under the laws of the Republic of Korea having a place of business at Posteel Tower 20th floor, 735-3, Yeoksam-dong, Gangnam-gu, Seoul 135-080, Korea (hereinafter referred to as “POSCO Power” or the “Buyer”) and FuelCell Energy, Inc., a corporation duly organized and existing under the laws of the State of Delaware, U.S.A., with its principal office at 3 Great Pasture Rd., Danbury, Connecticut, U.S.A. (hereinafter referred to as “FCE” or the “Seller”).
Each of the parties acknowledges and agrees that all aspects of the performance by the parties under the terms of this Contract, and all other dealings between the parties in connection therewith, shall be governed by the principle of good faith and fair dealing. Further, each party agrees that it will perform its functions under this Contract in cooperation with the other party and in accordance with prevailing industry standards.
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WHEREAS, POSCO Power and FCE are parties to the Technology Transfer, Distribution and Licensing Agreement (the “TTA”) and the Alliance Agreement (the “AA”), both executed as of February 7, 2007;
WHEREAS, POSCO Power and FCE are additionally parties to the Technology Transfer Program (“TTP”) executed as of July 11, 2007;
WHEREAS, POSCO Power and FCE are additionally parties to the Contract for the Supply of DFC Plants and DFC Modules from FuelCell Energy Inc. to POSCO Power (referred to hereunder as the “2008 Purchase Contract”) executed as of April 22, 2008;
WHEREAS, POSCO Power and FCE intend to enter into a new technology transfer agreement under which FCE will grant a license to POSCO Power for the assembly and conditioning of DFC Modules incorporating DFC Components (referred to hereunder as the “Module Assembly Technology Transfer Agreement” or “MATTA”);
WHEREAS, POSCO Power and FCE additionally intend to execute a new technology transfer protocol agreement describing detailed procedures for compliance with the terms of the MATTA (referred to hereunder as the “Module Assembly Technology Transfer Program or MATTP”);
WHEREAS, the Buyer desires to purchase DFC Modules and DFC Components as described hereunder from the Seller for the purpose of integration with Balance of Plant to be procured by the Buyer, either from Seller or from independent third party vendors, for subsequent operation of the resulting Plants, or for resale of the Plants to Third Party Owners, and associated installation the Plants and the Equipment at the Site; and
WHEREAS, the Seller desires to sell the DFC Modules and DFC Components to the Buyer, and to provide technical advisory services and other support services to the Buyer, in accordance with the terms and conditions herein set forth; and
WHEREAS, the Seller and the Buyers acknowledge and agree that the Buyer may, without assuming any obligations set forth in this Agreement and the other Transaction Agreements, assign its rights and obligations to NewCo (which has the meaning assigned in the AA), subject to the requirements of section
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17.1 hereunder. In the event of any other assignment of this Agreement by either party, the assignee shall assume, in writing (in form and substance reasonably satisfactory to the other party), the rights and obligations of the assigning party under this Agreement.
Now, THEREFORE, in view of the foregoing premises and in consideration of the mutual covenants and undertakings hereinafter provided, the parties hereto agree as follows:
1. DEFINITIONS
Unless the context otherwise requires, the following words shall have the following meanings assigned to them in this Article 1. Where the context requires, (i) words importing the singular only also include the plural; (ii) words importing person(s) include corporations and vice versa; (iii) references to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to; (iv) the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the words “will” and “shall” shall be deemed to be interchangeable; and (v) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, extensions and other modifications to those instruments.
1.1 “Balance of Plant” or “BOP” shall have the meaning assigned in the TTA.
1.2 “Balance of Plant Skid” or “BOP Skid” means structural skid(s) with all BOP components for the Power Plant with the exception of the Fuel Cell Module.
1.3 “Buyer’s Carrier” shall mean the freight forwarder engaged by Buyer at Buyer’s sole discretion, to which Buyer shall assign responsibility for taking delivery of the Equipment.
1.4 “Buyer’s Receiving Site” shall mean a location in the same country as the Seller’s Delivery Site for DFC Modules, Non-Repeating Components, and/or Repeating Components; and which location shall otherwise be designated at the sole discretion of the Buyer.
1.5 “Consumables” shall mean the water treatment salts, catalysts, adsorbents, purge gases, specialty gases, filters, gaskets, o-rings, fasteners and washers which are specified in the Service Provider’s maintenance manual and necessary for the Power Plant to perform its functions. Specifically excluded from the definition of “Consumables” are Utilities.
1.6 “Contract” means this contract and the Annexes hereto, the Specifications and all other agreements and documents, including the amendments and supplements duly made hereto between the Buyer and the Seller to ascertain the rights and obligations of the parties upon agreement.
1.7 “Contract Price” means the total amount to be paid by the Buyer to the Seller as provided in Annex A hereof, which shall be subject to any valid adjustments made through the application of the relevant provisions hereof.
1.8 “Commissioning Discontinuance” means the conditions that commissioning cannot be proceeded to the next step due to improper conditions of the POSCO Plant itself and the POSCO Plant operation.
1.9 “Delivery at Site” means delivery of the Plant and the Equipment, including all drawings and other documents provided by the Seller at the Site pursuant to Article 8.1.2 of this Contract.
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1.10 “DFC Components” means a quantity of Repeating Components (RC) and Non-Repeating Components (NRC) from which a complete DFC Module may be assembled.
1.11 “DFC Power Plants” or “DFC Plants” means the complete power plants manufactured by Seller at the facilities of Seller or its sub-vendors, including BOP and DFC Modules.
1.12 “DFC Specifications” means the documents prepared by Seller containing performance specifications for the DFC Plants.
1.13 “DFC Manuals” means the documents normally prepared and routinely provided by Seller which contain, but are not necessarily limited to, instructions for installation, operation, initial start-up, field procedures, instrumentation and controls, and maintenance of the DFC Plants.
1.14 “POSCO Plant” or “Plant” shall mean the carbonate-based fuel cell power plant which is manufactured by Buyer or POSCO Affiliate using the Direct FuelCell® technology of the Seller .
1.15 “Engineer” means the person designated by the Buyer as engineer, with notification of such designation being sent to the Seller, for the purpose of the inspection and testing stipulated in Article 9 hereof, or in absence of such notification, the word Engineer means the Buyer or its duly authorized representatives.
1.16 “Equipment” means the DFC Modules, Repeating Components, Non-Repeating Components, and any machinery, equipment, apparatus, instruments, ship loose items, materials and other items which are supplied by Seller pursuant to this Contract.
1.17 “Facilities” means the connections, interfaces, and supporting equipment for the Plant, including the support system, slab or pedestal on which the Plant is located, fuel supply, electrical distribution system, and equipment connected to the Plant’s interface points but excluding the Plant itself.
1.18 “EXW” or “Ex Works” shall have the meaning assigned as published by the United Nations Commission on International Trade Law in the “International Commercial Terms (INCOTERMS 2000) “ as amended, except as may be otherwise provided herein.
1.19 “Force Majeure” shall mean unforeseen circumstances beyond the reasonable control and without the fault or negligence of either party and which such party is unable to prevent or provide against the exercise of reasonable diligence including, acts of God, any acts or omissions of any civil or military authority, earthquakes, strikes or other labor disturbances, wars (declared or undeclared), terrorist and similar criminal acts, epidemics, civil unrest and riots.
1.20 “Fuel Cell Module”, “DFC Module” or “Module” shall mean those components manufactured by Seller, which comprise the fuel cell stack itself, including the stack enclosure vessel, the fuel cell stack, ship loose items related to the module end post and its supporting hardware, including individual fuel cells and cell assemblies, anodes, cathodes, current collector plates, matrixes, manifolds, instrumentation, assembly and compression hardware and/or the stack enclosure vessel, purchased by the Buyer pursuant to this Contract, the description and the quantity of which are set forth in Appendix A to this Contract.
1.21 “DFC Module Components” or “DFC Components” shall mean one set of RC and NRC components necessary for the assembly of one complete DFC Module.
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1.22 “Service Agreement” means a long term service agreement in respect of the Plant between Seller and the Buyer or, in the case the Plant is resold to the Third Party Owner, among Seller, Buyer (or its designee) and the Third Party Buyer.
1.23 “Site” means the land upon which the Plant and the Facilities will be located, installed and erected in accordance with the specifications and requirements of which are set forth in Appendix A (Specifications).
1.24 “Module Specifications” mean the Specifications attached to this Contract as Appendix A.
1.25 “Non-Repeating Components” or “NRC” means parts and components of the DFC Modules other than RC, necessary to assemble a DFC Module.
1.26 “POSCO Affiliate” shall have the meaning assigned in the AA.
1.27 “POSCO Plant Specifications” means the documents prepared by Buyer or POSCO Affiliate which contain performance specifications for the POSCO Plant, as further described in paragraph 3.4.6 hereunder.
1.28 “POSCO Plant Manuals” means the documents prepared by Buyer or POSCO Affiliate which contain instructions for installation, operation, and maintenance of the POSCO Plant.
1.29 “Pre-Shipment Tests” shall mean the testing procedures to be carried prior to delivery from FCE facilities, as indicated in Article 9 hereunder.
1.30 “Repeating Components” or “RC” shall consist of discrete fuel cell packages assembled from active components, excluding NRC, which are necessary for the assembly of DFC Modules.
1.31 “Seller’s Delivery Site(s)” shall mean the point of EXW delivery of the Equipment.
1.32 “Site Technical Advisory Services” means the services to be performed by the Site Technical Advisors in connection with the installation, erection, commissioning and acceptance test of the Equipment in accordance with Article 5 hereof.
1.33 “Site Technical Advisors” means the persons authorized by the Seller to perform the Seller’s obligations regarding the Site Technical Advisory Services under the Contract.
1.34 “Target Date” means, the day on which, in accordance with the construction schedule, the POSCO Plant/Facilities are to be put into initial operation.
1.35 “Third Party Owner” means any company or other entity that purchases the Equipment from the Buyer and operates the Facilities at the Site.
1.36 “Utilities” shall mean air, water, wastewater, fuel and electric startup power required to operate the Power Plant.
2. EFFECTIVE DATE OF CONTRACT
The Contract shall become fully effective and binding upon both parties hereto on the date (the “Effective Date”) this Contract is executed by their duly authorized representatives.
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3. SCOPE OF CONTRACT
3.1 The division of responsibility between Seller, Buyer and POSCO Affiliate for the manufacture, testing, and warranty of the DFC Plants and POSCO Plants for which equipment shall be supplied under to this Agreement, shall be as described in this section.
Manufacturing Category 3 (MC-3): Shall be as described in the 2008 Purchase Contract.
Manufacturing Category 4 (MC-4): Seller Supplies DFC Module Components, Buyer and/or POSCO Affiliate assembles DFC Module Components into DFC Modules under separate license from Seller, POSCO Affiliate supplies BOP. In this stage Buyer and/or POSCO Affiliate will establish a facility in Korea for stack assembly and conditioning activities to complete the manufacture of DFC Modules using DFC Module Components and technical assistance provided by Seller.
3.2 [Reserved]
3.3 Responsibilities of the Parties Under Manufacturing Category 3 (“MC-3”) shall be as described in section 3.3 of the 2008 Purchase Contract.
3.4 Responsibilities of the Parties Under Manufacturing Category 4 (“MC-4”)
3.4.1 The Seller agrees to sell the DFC Components as set forth in Annex A hereunder, and the Buyer agrees to purchase and take delivery of the DFC Components according to the schedule indicated in Annex A. In addition, the Seller shall provide the following materials, parts, documents, supplies, assistance, support and advisory services as specifically set forth herein:
A.
Design, engineer, and manufacture the DFC Components, in the quantities and shipped to Buyer according to the schedule indicated in Annex A, conforming to the DFC Components Specifications provided in Appendix B;

B.	Transfer technology and provide technical assistance in accordance with the MATTA and the MATTP for the assembly and conditioning of DFC Modules using DFC Components purchased from Seller;
3.4.2 As a prerequisite of Seller’s guarantees under Paragraphs 3.4.4 and 3.4.5 hereunder, all work performed by Buyer in the procurement of BOP components and in the assembly and test of DFC Modules shall be performed in accordance with Seller drawings, manufacturing practices, instructions and quality plans; and all variations therefor which may have an impact on performance shall be subject to prior written approval by Seller. Failure to strictly adhere to the above requirement shall void Seller’s warranties.
3.4.3 During all stages of manufacture of DFC Modules by Buyer, Seller shall have the right to have its technical representative(s) present at Buyer’s Plant for the purpose of inspecting the materials used and the work performed by Buyer. The Seller technical representative(s) shall have the right to reject and require correction of any work and procedures which do not meet Seller quality standards. The performance of the aforesaid functions by the Seller technical representative(s) shall in no way relieve Buyer of its obligations under this Agreement.
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3.4.4 With respect to DFC Components provided to Buyer by Seller under this Agreement, Seller shall be responsible to Buyer as set forth hereunder. In the event that the results of tests made under conditions to be agreed upon in advance between Seller and Buyer indicate that any DFC Components manufactured and assembled into a complete DFC Module by Buyer under this Agreement, fails to perform as stipulated by Seller in Appendix B, and if any such failure is due solely to the improper performance of components supplied by Seller, then Seller’s sole responsibility to Buyer, and Buyer’s sole remedy, shall be as set forth in the performance guarantee described in section 9.2, and the warranty referred to in Article 10.
3.4.5 With respect to each DFC Module assembled by Buyer incorporating DFC Components manufactured by Seller, and consistent with the provisions of section 7.1(vi) of the TTA, Seller shall be responsible to Buyer as set forth hereunder. In the event that the results of tests made under conditions to be agreed upon in advance between Seller and Buyer indicate that any DFC Module fails to achieve the performance levels indicated by the DFC Module Specifications provided in Appendix A of this Contract, and if any such failure is due solely to incorrect drawings or data furnished and specified to Buyer by Seller, then Seller’s sole responsibility to Buyer, and Buyer’s sole remedy, shall be to furnish corrected drawings or data to Buyer, and to consult with Buyer with respect to correcting the performance of the DFC Module. In the event that the Parties are not able to agree as to the cause of failures, then the procedures outlined in Article 15 hereunder shall apply.
3.4.6 In no event shall Seller’s liability under this Article exceed the price of the DFC Components paid by Buyer to Seller for the POSCO Plant involved.
3.4.7 Seller’s Responsibility Under End User Long Term Service Agreements.
A.	DFC Modules Manufactured by Seller: Seller’s obligations for complete DFC Modules manufactured by Seller shall be as described in the 2008 Purchase Contract.
B.
DFC Modules Assembled by Buyer from DFC Components Supplied by Seller: For DFC Modules assembled by Buyer and/or POSCO Affiliate from DFC Components supplied by Seller, Buyer shall be responsible to the end user for warranty, performance guarantees, and service obligations related to the DFC Modules. Seller shall have no obligations under the service agreements which Buyer may execute with end users, beyond the performance guarantee described in section 9.2, and the warranty referred to in Article 10.

3.5 General Conditions
3.5.1 The Parties may change the designation of manufacturing categories shown in Annex A, by mutual agreement, up to the time of material purchasing.
3.5.2 The Seller’s services, including its design and engineering services, shall be performed (i) with care and diligence, (ii) in accordance with generally accepted international professional standards, and (iii) as expeditiously as is consistent with the preceding standards of professional skill, care and diligence. The Seller represents, covenants and agrees that all persons who will perform or be in charge of the professional, architectural and design work under the Contract shall have experience with a type of project similar to the Facilities and that whenever required by applicable law, such persons shall be licensed to practice under such law.
3.5.3 Independent Contractor. In performing its duties and obligations hereunder, the Seller shall, at all times, act in the capacity of an independent contractor, and shall not in any respect be deemed (or act as) an agent of the Buyer, except as otherwise provided under this Contract.
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3.5.4 Seller agrees to provide Documentation (Seller’s operating instruction manuals, drawings, graphs, tables, exhibits and other documentation) in metric units to the extent available and in use at Seller’s factory.
3.5.6 Buyer shall be responsible for establishing the POSCO Plant Specifications and the POSCO Plant Manuals. Buyer agrees that the POSCO Plant Specifications and Manuals shall use as a guide the DFC Specifications and Manuals. Buyer additionally agrees that the POSCO Plant Specifications and Manuals shall not exceed the performance levels established in the DFC Specifications and Manuals, nor shall such POSCO Plant Specifications and Manuals allow operating conditions any less stringent than contained in the DFC Specifications and Manuals, without the prior written approval of Seller.
4. CONTRACT PRICE AND PAYMENT TERMS
4.1 The Contract Total Price set forth in Annex A covers the Scope of Contract set forth in Article 3 above.
4.2 Expected Output. The expected MW output rating for the DFC Modules and DFC Components to be sold to Buyer under this Contract is shown in Annex A. Seller expects to introduce new technology resulting in an increase in power output per Module from 1.2 MW to 1.4 MW beginning with shipments commencing in 2009. In the event that the increase in power output from 1.2 MW to 1.4 MW is not achieved according to the anticipated schedule, Seller and Buyer agree that the pricing indicated in Annex A will be adjusted proportionally to reflect the increase or the shortfall in output.
4.3 Payment Terms
4.3.1 Initial Downpayment. Buyer agrees to make a downpayment to Seller in the amount of 10% of the Contract Total Price indicated in Annex A, which shall be received by Seller within 30 days after the Effective Date.
4.3.2 Payments for DFC Modules and DFC Components sold to Buyer as indicated in Annex A, shall be made by the Buyer to the Seller in accordance with the following schedule:
A.	The first payment in the amount of ten percent (10%) of the price of individual DFC Modules or DFC Components shall be allocated from the Initial Downpayment.
B.
The second payment in the amount of twenty percent (20%) of the price of individual DFC Modules or DFC Components shall be invoiced at time of Seller’s actual material order, but no sooner than five(5) months after the Effective Date of this Contract.

C.	The third payment in the amount of twenty percent (20%) of the price of individual DFC Modules or DFC Components shall be invoiced twelve (12) weeks prior to EXW shipment date.
D.	The fourth payment in the amount of twenty-five percent (25%) of the price of individual DFC Modules or DFC Components shall be invoiced four (4) weeks prior to EXW shipment date.
E.	The fifth payment in the amount of twenty-five percent (25%) of the price of individual DFC Modules or DFC Components shall be invoiced at the EXW shipment date.
4.4 Payment Default Rate. Payments invoiced by Seller shall be due within 30 days after the date of invoice. In the event that any payment due from Buyer under this Contract is not paid when due, Buyer shall pay Seller interest on such overdue payment during a period commencing on such due date until the date that such overdue payment is actually made to Seller, the annual rate of interest being equal to two percent (2%) above the highest commercial prime rate as published in the Wall Street Journal on the day the payment first became due. Nothing in this paragraph shall prevent the Seller from exercising other remedies available under this Contract.
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5. TECHNICAL ADVISORY SERVICES
5.1 Buyer acknowledges that technical advisory services provided by the Seller are not included in the price indicated in Annex A. Seller agrees to provide a reasonable amount of such services at the request of Buyer, subject to payment by Buyer at Seller’s then current per diem rates, and otherwise subject to the provisions of the MATTA.
6. DELIVERY; TITLE TRANSFER; INSPECTION
6.1 Delivery.
6.1.1 Shipment Terms for the Equipment. Seller agrees to supply, and Buyer agrees to purchase, the Equipment in the quantities and prices as indicated in Annex A hereunder, on the basis of EXW Seller’s Delivery Sites. For the avoidance of doubt, Seller shall be responsible for crating and/or otherwise preparing the Equipment for shipment in compliance with Article 7 of this Contract; and the cost for preparing the Equipment for such shipment is included in the pricing as indicated in Annex A hereunder.
6.1.2 Shipment in Place. In the event that Buyer’s Carrier has not been designated by Buyer or otherwise is unready to take delivery of the Equipment on the EXW delivery dates as indicated in Annex A, Seller may ship any such shipment in place, or ship to storage at Buyer’s expense; and, Buyer agrees to make payments for such shipments according to the payment schedule indicated in Article 4 hereunder.
6.1.3 Designation of Seller’s Delivery Sites. Seller agrees to notify Buyer within 60 days after the Effective Date of this Contract, of the Seller’s Delivery Sites for the Equipment. The Seller’s Delivery Sites shall not exceed four (4) physical locations (including the location(s) in FuelCell Energy Site in Connecticut). Any and all deliverables to the Buyer shall be shipped to such four (4) locations at Seller’s expense. After the execution of this Contract, the parties shall negotiate in good faith to minimize any inland shipping expenses and ensure the quality of the Equipment during the inland shipping.
6.1.4 Additional Shipping Services. At the request of Buyer, Seller agrees to provide additional shipping services to Buyer, including trucking and insurance services necessary to transport the Equipment from the Seller’s Delivery Site to the Buyer’s Receiving Site. For the avoidance of doubt, such additional shipping services are not included in the pricing indicated in Annex A, and shall only be arranged by Seller upon receipt of written request from Buyer, which shall include costs which Buyer shall reimburse to Seller upon completion of the additional shipment services.
6.1.5 Partial shipments shall be permitted.
6.1.6 If either the Buyer or the Seller wishes to adjust the delivery schedule set forth in Annex A, the parties shall, after agreeing to an appropriate price adjustment in a good faith and commercially reasonable manner, cooperate to adjust the delivery schedule.
6.1.7 Liquidated Damages for Delayed Delivery. In the event the EXW delivery date of the Equipment is delayed more than 30 days beyond the EXW shipment dates indicated in Annex A, solely through the fault of the Seller, and unless the parties mutually agreed to an extension thereto, the Buyer is entitled to claim liquidated damages per day of delay in an amount equivalent to 0.15% of the price for the delayed Equipment. Such liquidated damages shall not exceed five percent (5%) of the price of the affected unit(s). In the event that the liquidated damages under this section reach 5% of the price of the affected unit(s), Buyer shall have recourse to Article 16.4 below. Prior to implementing the provisions of Article 16.4 pursuant to this section, Buyer agrees that it shall discuss with Seller alternate remedies in good faith.
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6.3 Communication
6.3.1 The Seller shall provide to the Buyer, by facsimile or email, the information necessary for the Buyer’s vessel arrangement and necessary insurance pursuant to Article 6.6 at least 40 days prior to each shipment, including the name of Equipment, the approximate number of packages, total weight and measurement, the loading date, the loading port and other pertinent information (including information for customs clearance and inland transportation). The Buyer shall inform, by email or telefacsimile, the Seller of the status of vessel arrangement seven (7) days prior to the date of shipping.
6.3.2 The Seller shall, immediately after the completion of each shipment, notify the Buyer by facsimile or email of the contents of cargo shipped and expected date of arrival and other pertinent information.
6.4 Title Transfer. Title to the Equipment and risk of loss shall transfer to Buyer at the time EXW delivery is completed at the Seller’s Delivery Site, provided, that nothing in this Contract shall (i) limit the Buyer’s right to reject defective or deficient Equipment or (ii) otherwise limit the Buyer’s rights under Articles 9 and 11.
6.5 Inspection; Rejection
6.5.1 The Seller or its designated representative shall inspect the Equipment at the loading port for quality assurance. The Buyer will have the right to be present at the time of such inspection, and the Seller shall provide Buyer with reasonable prior notice of any such inspection.
6.5.2 The Buyer may reject from any shipment any Equipment which is defective or deficient, or which does not otherwise conform to the Specifications.
6.6 Insurance. Seller shall bear the cost of insuring the Equipment prior to the time that it passes the ship’s rail in the loading port. Buyer shall bear the cost of insuring the Equipment from the time that it passes the ship’s rail in the loading port.
7. PACKING
7.1 The Equipment to be shipped to the Buyer shall be packed and shipped in accordance with the Specifications and if not specified therein, shall be packed in sea-worthy packing conditions according to usual international commercial and industrial practice; that is, the packing of the DFC Modules and DFC Components shall utilize proper anti-corrosion and/or anti-rust compounds or coatings and protective water proof wrapping and/or packing as the case may be. In case of wood packaging materials, the Seller shall comply with the quarantine requirements set forth in Article 7.3 hereof. Such packing shall be sufficiently strong including skids so that it will not break or fall apart under normal handling.
Interior blocking, bracing and cushioning shall be provided where necessary to absorb shocks, prevent rattling and relieve destructive forces. Additionally the Equipment should have proper devices on it to record any shock during transportation. Packing containing fragile materials should be so marked in bold stout letters.
In accordance with good packing practices, the Equipment shall be packed in the smallest possible approved containers since steamship freight is usually based on cubic measurements.
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7.2 Marking shall include the following information and any other information reasonably requested by Buyer:
A.	For: POSCO Power;

B.	Contract number or name of Contract;

C.	Port of destination;

D.	Item number, package number in sequence and quantity per package;

E.	Commodity description;

F.	Net weight, gross weight, dimension and cubic measurement;

G.	Shipper’s marks;

H.	Origin of the Equipment/Port of Export;

I.	Caution marks, if necessary; and

J.	Shipping mark.
7.3 Wood Packaging. In case of wood packaging materials, the following conditions should be met:
The Quarantine Requirements on Wood Packaging Materials of Imported Consignments Respective packing list shall be attached on each wood packing container.
•	Regulated Articles: All non-manufactured wood packaging materials such as pallets, crating, dunnage, packing blocks, etc.
•	Exempted Articles: Manufactured wood packaging materials such as plywood, particle board, oriented strand board, veneer, etc.
•	Regulated Areas : All countries.
•	Requirements: All imported wood packaging materials should be treated by following methods, and present the mark which certifies the approved treatment on two opposite sides of the article.
•	Treatment methods : Heat Treatment (HT) or Methyl Bromide (MB) fumigation according to the Annex I of ISPM No. 15.
ISPM 15 mark
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•	The mark should contain the valid symbol approved by IPPC, country code, unique number of the producer/treatment facility assigned by the NPPO of exporting countries, treatment methods (HT, MB).
•	Only HT is accepted as a proper treatment for coniferous wood packaging materials from pine wood nematode distributed countries.
•	Subjected countries : Japan, China, Taiwan, US, Canada, Mexico, Portugal, Vietnam (pine wood)
•	Non-compliance Measures
Treatment, Disposal or Return to the origin at the expense of the Seller.
7.4 In case that special arrangements are required for unloading, packing, handling, storage and operation of the Equipment, Seller shall recommend to Buyer the required method and procedures to facilitate Buyer’s suitable arrangement. In that case Buyer may, if necessary, establish the method and procedures under consultation with Seller.
8. DRAWINGS AND DOCUMENTS
The Seller shall provide to the Buyer:
A.
In the case of manufacturing category MC-4, appropriate drawings, reports, guidelines, manuals, programs, software, and data which are described in the MATTA and the MATTP for assembly of the DFC Components into DFC Modules;

B.	All drawings, manuals and reports shall be complete, neat and legible, for the purpose of their use to permit adequate review, and operation as applicable;

C.	All drawings, manuals and reports shall be in accordance with the Specifications provided in Appendix A.
9. PERFORMANCE GUARANTEES AND ACCEPTANCE TESTS
9.1 Standard Pre-Shipment Factory Inspection and Testing Procedures
9.1.1 Pre-Shipment Factory Test Procedures for DFC Modules. The Seller agrees to provide 30 days advance written notice to Buyer for pre-shipment testing of Modules to be shipped to Buyer pursuant to this Contract. The Seller also agrees to provide written procedures documenting the Seller’s standard pre-shipment factory test for DFC Modules.
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The Seller shall conduct normal and standard tests of all materials and the workmanship of all DFC Modules to be supplied under this Contract in accordance with Seller’s standard pre-shipment factory test for DFC Modules. Seller shall prepare a Test Report documenting results of the standard pre-shipment factory test for DFC Modules, documenting pass/fail status for each Module as compared with standard acceptance test criteria. The Engineer shall be entitled, at all reasonable times, to witness the Test and to inspect the procedures and results of the Test for the Modules to be supplied under the Contract, and to inspect the packing and marking of such Equipment. The Engineer(s) have the right to reject the failed DFC Stack Module as per the test results. One copy of the Test Report for each Module provided pursuant to this contract shall be supplied to Buyer prior to shipment. A standard form of the Test Report is included hereunder as Appendix C. Such inspection, examination or testing, if made, shall not relieve the Seller from any obligations under the Contract.
9.1.2 Pre-Shipment Factory Inspection Procedures for DFC Components. The Seller agrees to provide 30 days advance written notice to Buyer for pre-shipment inspection of Repeating Components to be shipped to Buyer pursuant to this Contract. The parties shall negotiate in good faith to agree on the standard pre-shipment factory inspection procedures for DFC Components which will be included in the MATTA.
The Seller shall conduct normal and standard inspections of all materials and the workmanship of all DFC Components to be supplied under this Contract in accordance with the standard pre-shipment factory inspection procedures for DFC Components. Seller shall prepare an Inspection Report documenting results of the standard pre-shipment factory inspections for DFC Components. One copy of the Inspection Report for each set of DFC Components provided pursuant to this contract shall be supplied to Buyer prior to shipment. A standard form of the Inspection Report is included hereunder as Appendix D. Such inspection, examination or testing, if made, shall not relieve the Seller from any obligations under the Contract.
9.2 Performance Guarantee for DFC Modules and DFC Components
9.2.1 The guaranteed power output and efficiency for the POSCO Plant final acceptance test at the customer site (“FA Test”) shall be set forth in the POSCO Plant Specifications. If after repeated FA Tests over a period of six (6) months from the first FA Test, the POSCO Plant fails to achieve the guaranteed power output and/or efficiency set forth in the POSCO Plant Specifications, for causes solely attributable to the DFC Module or the DFC Components provided by Seller, but achieves at least 95% of the guaranteed power output and/or efficiency, the Contract Price for the DFC Module or DFC Components shall be reduced to reflect the shortfall in either the power output or the efficiency proportionally, whichever shortfall amount is higher.
9.2.2 Liquidated Damage. In the event the POSCO Plant fails to achieve at least 95% of the guaranteed power output and/or efficiency solely due to the fault of the DFC Module or DFC Components after repeated FA tests, Seller shall notify Buyer in writing of the reason for such failure. If the reason is solely attributable to causes related to DFC Module or DFC Components provided by Seller, then Seller shall have a period of six (6) months from the first FA test to take necessary corrective actions and repeat the FA test to achieve greater than 95% of the guaranteed power output and/or efficiency. If at the end of such time period 95% of the guaranteed power output and/or efficiency is still not achieved, then Buyer shall have recourse to Article 16.1 below.
9.2.3 Additional Liquidated Damage Applicable Only to DFC Modules Wholly Manufactured by Seller. In the event that during the commissioning period, excluding the FA test, the commissioning of the POSCO Plant is discontinued due to causes solely attributable to defects of DFC Modules wholly
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manufactured by Seller, the Buyer is entitled to claim liquidated damages per day of Commissioning Discontinuances in an amount equivalent to 0.15% of the price for the total Equipment (e.g in case of 2.4 MW plant, the total equipment is two DFC Modules) provided by Seller. The total amount of liquidated damages payable by Seller to Buyer under this paragraph shall not exceed five percent (5%) of the price of the total Equipment. In the event of Commissioning Discontinuance caused by the defects of DFC Modules wholly manufactured by Seller, Seller should exercise commercially reasonable efforts to eliminate the defects at Seller’s own cost; and Buyer shall support Seller to eliminate defects in the most efficient manner. Seller shall provide Buyer with action plans, root causes and corrective actions before and after taking actions.
10. WARRANTIES
10.1 Warranties Against Defects, Etc. The Seller warrants, for a period of eighteen (18) months from the date of EXW shipment, or twelve (12) months from the date of first operation at the installation site, whichever occurs first, that (i) the DFC Modules and DFC Components to be delivered hereunder shall be free from defects in material and workmanship; and (ii) the DFC Modules and DFC Components conform to the DFC Module Specifications and DFC Component Specifications and other requirements set forth in this Contract. If the DFC Modules experience reduction in power output below 90% of rating, averaged over any consecutive 30-day period during the warranty period, for causes solely attributable to Seller, Seller shall use its reasonable best efforts to take corrective actions as provided by the warranty provisions hereunder, to increase the average power output above 90% of rating.
10.2 Remedies for Breach of Warranties Against Defects, Etc.
10.2.1 If any DFC Modules or DFC Components delivered do not meet the warranties set forth in Article 10.1 during the warranty period, the Buyer shall promptly notify the Seller in writing. The Seller shall, at its own expense and cost, correct the defects by: (i) repairing the defective parts of the Equipment, (ii) replacing the defective parts if repair is impossible; or (iii) providing an equitable adjustment of the Contract Price. For the avoidance of doubt, the Seller shall bear all costs and expenses incurred in connection with any of the above corrective measures, including customs clearance at a Korean port, inland transportation from the port to the Site and field labor.
10.2.2 If the Seller does not commence the correction of such defects within 30 days from the date of receipt of notice from the Buyer, and Seller’s acceptance of such notice, or does not complete the said correction with reasonable diligence and within a reasonable time, the Buyer may, at its option, correct the defects at the Seller’s risk and expense. The Seller shall reimburse the expense incurred by the Buyer for remedy of such defects within thirty (30) days from the date of receipt of the Buyer’s invoice.
10.3 Downtime Warranty. If a complete DFC Module wholly manufactured by Seller is forced to continuously or intermittently decrease power output below 50% of the power output at final acceptance (“Downtime”), and if such Downtime is due to causes solely attributable to Seller, then Seller shall be subject to liquidated damages as outlined in this section.
(A)
In the event that the cumulative number of days of Downtime for the DFC Module exceeds forty-five (45) days during the warranty period, Seller shall pay to Buyer an amount of zero point one percent (0.1%) of the applicable individual unit price as indicated in Annex A, for each day of such Downtime exceeding forty-five days as liquidated damages. Liquidated damages for Downtime pursuant to this section shall not exceed ten percent (10%) of the applicable individual unit price as indicated in Annex A. Seller agrees to pay such liquidated damages within thirty (30) days after receiving Buyer’s invoice reflecting such claims. Buyer

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agrees that the Liquidated damages shall not be duplicated with the Liquidated damages of the Performance Guarantee of LTSA. During the Warranty period, only the Liquidated damages of Downtime shall be applied.

(B)
Any Downtime attributable in part or in full to the following causes shall not be considered as Downtime attributable to Seller: (i) corrections, modifications and repairs undertaken pursuant to Seller’s maintenance obligations; (ii) causes not attribute to Seller which delay commencement or execution of corrective measures; (iii) causes which cannot clearly be identified or proven by the Parties; (iv) failure of the Third Party Owner to comply with the Specifications, Manuals, or with the conditions of the warranty; or outage time wholly or partially due to causes beyond the reasonable control of the Seller.

10.4 General Warranty Provisions
10.4.1 Title Warranty. Seller shall warrant that the Plant(s) and any Equipment and related services are delivered hereunder free from any and all rightful, legitimate and proven claims, demands, liens and/or encumbrances of title. If any failure to comply with this warranty appears at any time, Buyer will give prompt written notice to Seller, and Seller shall defend the title thereto and save Buyer harmless from or reimburse all losses, damages and liabilities of every kind, arising in connection with such failure. This warranty shall be extended during the period of such title defense without limit as to time.
10.4.2 Assignment of Warranty. This warranty may be assigned by the Buyer to the Third Party Owner upon final sale, provided that the terms of the warranty shall be determined in accordance with this Article without regard to any such sale.
10.4.3 Seller shall not be responsible for removal or replacement of any structure or part of the Facility required to perform Seller’s warranty obligations under this Contract.
10.5 The Seller does not warrant the DFC Module or DFC Components or any repaired or replacement parts against normal wear and tear including that due to expected degradation in accordance with the Module Specifications, environment or operation, including excessive operation at peak capability, frequent starting/stopping, type of fuel, or erosion, corrosion or material deposits from fluids. The warranties and remedies set forth herein are further conditioned upon (i) the proper storage, installation, operation, and maintenance of the Module and conformance with the Module Specifications and instruction manuals (including revisions thereto) provided by the Seller and/or its subcontractors; (ii) the proper operation and maintenance of the POSCO Plant in accordance with the POSCO Plant Manuals, or in the absence of such POSCO Plant Manuals, the DFC Plant Manuals as applicable; and (iii) repair or modification pursuant to Seller’s instructions or approval. Buyer shall keep proper records of operation and maintenance during the warranty period. These records shall be kept in the form of logsheets and copies shall be submitted to Seller upon its request. Seller does not warrant any equipment or services of others designated by Buyer where such equipment or services are not normally supplied by Seller.
10.6 The Seller shall have no obligation to correct, repair and/or replace the DFC Plants, DFC Modules, DFC Components, or any Equipment to the extent a defect or non-conformance is the result of improper assembly, installation or damage resulting from the Buyer’s failure to comply with the Specifications, instructions and documentation regarding installation, operation and maintenance of the Module.
10.7 Changes, modifications or alterations by the Buyer or its vendors, suppliers, employees or agents, to the Buyer Plant or its components provided herein, without the written approval of Seller, shall void all
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Seller’s obligations and warranties hereunder, and may void third party equipment certifications, including safety, environmental and interconnection.
10.8 Exclusive Remedy. Except as otherwise set forth herein, the remedies set forth in this Article 10 are the exclusive remedies for all claims based on failure of or defect in the Equipment provided under this Contract, whether the failure or defect arises before or during the warranty period and whether a claim, however instituted, is based on contract, indemnity, warranty, tort (including negligence), strict liability or otherwise. THE FOREGOING WARRANTIES ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES AND GUARANTEES WHETHER WRITTEN, ORAL, IMPLIED OR STATUTORY. NO IMPLIED STATUTORY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE SHALL APPLY.
11. LIMITATION OF LIABILITY
11.1 Each party (Indemnitor) agrees to indemnify and hold harmless the other party (Indemnitee) from and against any and all losses, obligations, liabilities, damages, claims which may be asserted against or sustained or incurred by the Indemnitee arising out of or related to any breach of any of the representations, warranties, agreements and covenants made by Indemnitor in this Contract; any bodily injury or death suffered by anyone; any property damage of any third parties; or any wrongful and negligent act of Indemnitor that occurs under this Contract, in an amount not to exceed such plant’s Contract Price; provided, any claim under Section 15.1 shall not be subject to any such limitations set forth in this Article 13.1. In no event, whether as a result of breach of contract, warranty, tort (including negligence), strict liability, indemnity, or otherwise, shall either party or its subcontractors or suppliers be liable to the other party for loss of profit or revenues, loss of use of the Plant or any associated equipment, cost of capital, cost of substitute equipment, facilities, services or replacement power, claims of Indemnitor’s customers for such damages, or for any special, consequential, incidental, indirect or exemplary damages.
If Seller furnishes Buyer with advice or assistance concerning any products, systems or work which is not specifically required by the Specification, the furnishing of such advice or assistance will not subject Seller to any liability, whether in contract, indemnity, warranty, tort (including negligence), strict liability or otherwise.
11.2 If Buyer transfers title to the Facilities to a third party, Buyer shall obligate such third party to be bound by the provisions of this Article to the same extent as Buyer is obligated. In the event Buyer cannot obtain the foregoing for Seller, Buyer shall indemnify, defend and hold Seller harmless from and against any and all claims described in the preceding paragraphs of this Article made by any such third party against Seller.
11.3 The provisions of this Article shall prevail over any conflicting or inconsistent provisions contained in any of the documents comprising this Contract, except to the extent that such provisions further restrict any party’s liability.
12. COSTS AND CHARGES
12.1 In case the repair, making good, replacement or modification is required hereunder, the Seller shall at its own expense make available at the Site the replacement parts necessary for the performance of the above.
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12.2 In the event that non-commercial cargo must be shipped due to reasons attributable to Seller’s error, e.g. errors in preparation of transport documents, or incorrect negotiation against the transport documents; the Seller shall deliver such cargo to the Site and shall pay all costs including the ocean freight, premium, expenses for inland transportation to the Site, importation taxes, and custom duties.
12.3 In case any vessel arrangement made by the Seller without prior consent by or consultation with the Buyer, the Seller shall bear all associated costs and expenses including the ocean and/or air freight. In cases where Buyer is arranging shipment of equipment, Seller agrees to submit to Buyer in a timely manner the packing lists necessary for Buyer to arrange ship and/or shore cranes.
13. PATENTS, INTELLECTUAL PROPERTY AND CONFIDENTIALITY
13.1 The Seller shall indemnify and hold the Buyer or the Third Party Owner, its employees, engineers and agents harmless against all proximate costs, actions, claims and demands brought by a third party by reason or in consequence of any infringement by the Module or parts thereof, or by the use of process that have been supplied by the Seller as a result of engineering services, any patent, design patent, trade mark or copyright.
13.2 In the event that any claim is made or action is brought against the Buyer or the Third Party Owner, including its employees, engineers and/or agents, relating to such infringement, the Buyer shall promptly notify the Seller thereof and the Seller at its expense and option may request the assistance of the Buyer and shall conduct, on behalf of the Buyer all negotiations for settlement of such dispute or litigation as may arise therefrom.
13.3 If, in such a suit or proceedings, the Module or parts thereof are held to constitute an infringement and the use thereof is enjoined, Seller promptly shall, at its option and expense, either procure for Buyer the right to continue using such Module, or replace such infringing Module with non-infringing Module which are equal to or better than the previous Module, or modify the infringing Module so that they become non-infringing without impairing the quality, performance or any guarantee on the original Module, provided, however, that nothing contained herein shall be deemed to relieve Seller from its warranty obligations under the Contract.
13.4 Intellectual property and confidentiality
A. Terms and conditions for ownership of intellectual property will be according to Article III of the TTA.
B. Use of Confidential Information. Confidential Information may be exchanged between the parties in accordance with Article XI of the TTA.
C. FCE Fuel Cell Stack Module Integrity. The provisions of Section 2.6(e) of the AA shall apply to all Fuel Cell Stack Modules provided hereunder.
14. FORCE MAJEURE
14.1 Should either party be prevented wholly or in part from fulfilling any of its obligations under the Contract for reasons of force majeure, such obligation shall be suspended to the extent and for as long as such obligation is affected by Force Majeure and the party claiming under this Article shall be entitled to
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such extension of time to fulfill such obligation as may be reasonably necessary in view of circumstances, subject to the provisions of notifying the other by fax or email of the date when such delay commenced, and reasons therefore within a reasonable period. The party so affected shall try to use its commercially reasonable efforts to avoid or remove such causes of the force majeure, and to complete performance of its obligations under the Contract with the reasonable promptness whenever such causes are removed.
14.2 If, after ninety (90) days from the date of giving the aforesaid notice, the notifying party shall still be prevented, for the reasons beyond its control, from continuing to perform its obligations under the Contract, then either party shall be entitled to terminate this Contract, without any liability to each other.
14.3 In the event of change in the Contract and/or termination of the Contract under Article 16.3 hereof, the Buyer and the Seller shall agree upon the costs to be borne by either party.
15. DISPUTES AND ARBITRATION
15.1 Any dispute, action, claim or controversy of any kind arising from or in connection with this Contract (the “Dispute”) whether based on contract, tort, common law, equity, statute, regulation, order or otherwise, shall be resolved as follows:
(i) Upon written request of any Party, the Parties shall meet and attempt to resolve any such Dispute. Such meetings may take place via teleconference or videoconference. The Parties shall meet as often as the Parties reasonably deem necessary to discuss the problem in an effort to resolve the Dispute without the necessity of any formal proceeding.
(ii) Formal proceedings for the resolution of a Dispute may not be commenced until the later of (i) the Parties concluding in good faith that amicable resolution through continued negotiation of the matter does not appear likely; or (ii) the expiration of a sixty (60) day period immediately following the initial request by either party to resolve the Dispute; provided, however, that this Section will not be construed to prevent a party from instituting formal proceedings earlier to avoid the expiration of any applicable limitations period, to preserve a superior position with respect to other creditors or to seek temporary or preliminary injunctive relief.
15.2 If the parties are unable to resolve any Dispute pursuant Section 15.1, shall be finally settled under the Rules of Arbitration (the “Rules”) of the International Chamber of Commerce (“ICC”) by three (3) arbitrators designated by the parties. Each party shall designate one arbitrator. The third arbitrator shall be designated by the two arbitrators designated by the parties. If either party fails to designate an arbitrator within thirty (30) days after the filing of the Dispute with the ICC, such arbitrator shall be appointed in the manner prescribed by the Rules. An arbitration proceeding hereunder shall be conducted in London UK and shall be conducted in the English language. The decision or award of the arbitrators shall be in writing and is final and binding on both parties. The arbitration panel shall award the prevailing party its attorneys’ fees and costs, arbitration administrative fees, panel member fees and costs, and any other costs associated with the arbitration, the enforcement of any arbitration award and the costs and attorney’s fees involved in obtaining specific performance of an award; provided, however, that if the claims or defenses are granted in part and rejected in part, the arbitration panel shall proportionately allocate between the parties those arbitration expenses in accordance with the outcomes; provided, further, that the attorney’s fees and costs of enforcing a specific performance arbitral award shall always be paid by the non-enforcing party, unless the applicable action was determined to be without merit by final, non-appealable decision. The arbitration panel may only award damages as provided for under the terms of this Agreement and in no event may punitive, consequential and special damages be awarded. In the event of any conflict between the Rules and any provision of this contract, this Contract shall govern.
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16. TERMINATION AND ASSURANCE
16.1 Termination by Breach
16.1.1 If either the Buyer or the Seller should substantially breach the provisions of this Contract, which breach is not cured within sixty (60) days following receipt from the other party of notice of such breach, the other party may, at its sole discretion, immediately terminate this Contract by providing written notice of the party in breach. In addition, if there exist reasonable grounds to doubt either the Buyer’s or the Seller’s ability to perform its obligations under this Contract in full, then the other party shall have the right to demand assurances for adequate performance. If no such assurances are provided within sixty (60) days of the request, then the party demanding assurances may terminate this Contract on written notice to the other party.
16.1.2 In the event of a payment-related material breach of this Contract by Buyer which extends longer than thirty (30) days after the date payment is due, then Seller may, at its option and subject to stay pending the outcome of any dispute resolution proceeding initiated pursuant to the Article entitled “Disputes and Arbitration” hereunder, either (i) stop work, terminate the Contract for breach and initiate suit for collection of outstanding balances; or (ii) stop work, invoice Buyer in advance for all remaining payments due under this Contract, and continue performance of this Contract upon receipt of such payments from Buyer, with appropriate schedule adjustments needed for any delay;
16.2 The Buyer may terminate all or part of this Contract (or cancel any purchase orders) in the event the parties, in their exercise of good faith and commercially reasonable efforts, fail to enter into the MATTA within 60 days from the date hereof, unless such 60-day period is extended by mutual agreement. In the event of termination (or cancellation) under this Section 16.2:
(A)	Buyer acknowledges and agrees that the Initial Downpayment described in section 4.3.1 hereunder shall be non-refundable;
(B)
Seller acknowledges and agrees that in the event that only part of the Contract is terminated (or cancelled) pursuant to Section 16.2, the Initial Downpayment may be used to set off any payments required for any portion of the Contract that is not terminated (or cancelled) by the Buyer; and

(C)
Seller further agrees that with the exception of the Initial Payment as described in this Section, the Buyer shall not be liable for any costs incurred by the Seller or any other payments required under this Contract.

16.3 When termination of the Contract due to the breach attributable to the Seller becomes effective, Seller shall be responsible for direct costs and non-cancelable commitments (if any) related to installation and assembly of the Module into a complete Plant, which is incurred by Buyer prior to the date of termination. Buyer shall take all reasonable steps to minimize termination costs. In no event, however, shall Seller be obligated to pay Buyer any amount in excess of the total estimated costs up to the time of termination to support the work.
16.4 In the event that the liquidated damage due to the delay in delivery of any Module(s) or any Equipment under Article 6.1.4 has reached the maximum amount, then the Buyer may terminate this Contract upon at least thirty (30) days’ written notice to Seller. In full discharge of any obligations to Buyer in respect of this Contract and such termination, Seller shall refund to Buyer all payments theretofore made to Seller. Buyer shall take all reasonable steps to minimize Seller’s expenses and shall cooperate with Seller.
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17. ASSIGNMENT AND SUB-CONTRACTING
17.1 Neither party shall, without the consent in writing of the other party, which shall not be unreasonably withheld, assign or transfer the Contract or the benefits or obligations thereof or any part thereof to any person. Any such placing of sub-orders shall not relieve the Seller from its obligations under the Contract.
18. TAXES AND DUTIES
18.1 The Seller shall pay all the taxes, charges, customs duties and tariffs for sale or export of the Modules assessed or imposed on the Seller by the government or other competent authorities of the Seller’s country in relation to the Contract, subject to the provisions of Article 6.1.1 above.
18.2 The Buyer shall pay and bear all the taxes, charges, customs, duties and tariffs for the purchase or import of the Modules assessed or imposed on the Buyer by the government or other competent authorities of the Republic of Korea in relation to the Contract.
18.3 In case the Seller is required to collect the VAT from the Buyer, the Seller shall invoice to the Buyer. The Buyer shall then pay such VAT amount to the Seller within thirty (30) days after receipt of the invoice, or shall reimburse the Seller within thirty (30) days after receipt of the Seller’s invoice and evidence of payment in case the Seller is required to pay the VAT in advance.
18.4 The Buyer shall bear and pay any kind of taxes, charges and/or commissions (fees) levied on the Seller by Korean Tax Authority in relation to the Modules and/or materials and related services of the Seller. The Buyer shall bear any and all import duties and related taxes imposed by the Korean Government on the imported Modules and/or Materials, and it shall be responsible for any and all matters relating to customs clearance.
19. GOVERNING LAW
The Contract shall be governed, interpreted and construed under the laws of the State of New York.
20. LOCAL LAW COMPLIANCE
20.1 Local Law Compliance
20.1.1 The Seller shall comply with, and cause the Site Technical Advisors to comply with, all applicable laws of the Republic of Korea and any political subdivision thereof, in the performance of its duties under this contract in the Republic of Korea.
20.1.2 The Buyer shall be responsible for obtaining the necessary licenses, permits and authorizations from the applicable Korean governmental authorities to perform its obligations under this Contract.
20.1.3. The Buyer shall be responsible for obtaining all the permits, licenses and authorizations required by the applicable Korean governmental authorities to perform its obligations under this Contract. The parties acknowledge and agree that the FCE Technology (as the term is defined in the TTA) is a new generating technology, with codes and standards still under development; therefore, securing the applicable permits and other authorizations may require significant interaction with and education of the applicable Korean regulatory authorities. The Seller agrees to provide commercially reasonable cooperation to Korean regulatory authorities pursuant to this section.
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21. ADDITION AND AMENDMENT
No modification, alteration, addition or change in the terms hereof shall be binding on the parties hereto, unless it is reduced to writing in the English language and duly executed by the parties hereto in the same manner as the execution of the Contract and subject to such government approval as may be required under the applicable laws and regulations of the countries concerned.
22. NOTICE
All notices pursuant to this Contract including daily communication to be given to either party will be deemed to have been duly given if delivered personally or by internationally recognized courier service, or by facsimile, to the addresses set forth below. Either party may change its address by giving prior notice to the other party in the same manner set forth hereinabove.
For the Buyer:
Commercial Matters
Mr. Tae-Hyoung Kim
Dept. Manager
Strategic Planning Department
POSCO Power
Posteel Tower 20th floor, 735-3, Yeoksam-dong
Gangnam-gu, Seoul 135-080, Korea
phone 82-2-3469-5950
facsimile 82-2-3469-5959
tahykim@poscopower.co.kr
Technical Matters
Mr. Ki Suk Chung
Dept. Manager / Ph. D.
Research & Development Department
POSCO Power
Posteel Tower 20th floor, 735-3, Yeoksam-dong
Gangnam-gu, Seoul 135-080, Korea
phone 82-2-3469-5966
facsimile 82-2-3469-5959
kisukch@poscopower.co.kr
For the Seller:
Mr. Ross Levine, Esq.
Director of Contracts
FuelCell Energy Inc.
3 Great Pasture Road
Danbury, CT 06813
phone 203 825 6000
facsimile: 203 825 6100
rlevine@fce.com
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23. ENTIRE AGREEMENT
The Contract sets forth the entire agreements and understandings between the parties as to the subject matter of this Contract. It supersedes upon effectiveness of the Contract all prior discussions, agreements and understandings of any and every nature between them.
24. PUBLICITY
Neither party shall engage in any advertising, sales promotion, press releases, public announcements, articles for journals or any other publications, or presentation material for any meeting, seminar or conference, or any other publicity matter relating to this Contract wherein the name of the other party, its logo and/or trademark, or that of its parent company or any of its affiliates is mentioned or otherwise identifiable; or wherein any aspect of this project is mentioned or identified, without the prior written consent of the other party.
25. CONSEQUENTIAL DAMAGES
In no event shall either Party be liable to the other for any incidental, indirect, special or consequential damages, however caused, and based on any theory of liability, arising out of or related to the performance of this Contract.
26. INSURANCE
Each Party shall maintain the following insurance coverage written with carriers authorized to insure risks at the Site location, with the other Party named as additional insured, providing thirty (30) days written notification of cancellation:
27.1 Worker’s Compensation providing statutory limits and coverage and Employer’s Liability, in an amount not less than $500,000 policy limit; and,
27.2 Commercial General Liability covering bodily injury (including death) and property damage in an amount not less than One Million Dollars ($1,000,000) per occurrence; including Premises Operations, Contractual Liability, Products and Completed Operations, and Broad Form Property Damage.
27.3 Commercial Automobile Liability in an amount not less than One Million Dollars ($1,000,000) combined single limit per accident, covering all owned, non-owned, leased, rented or hired autos used in connection with the performance of this Contract.
27. COUNTERPARTS
This Contract may be executed by the parties hereto in separate counterparts, by facsimile or electronically, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.
28. SEVERABILITY
In case any one or more of the provisions contained in this Contract is adjudged to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, except to the extent necessary to avoid an unjust or inequitable result.
29. WAIVER
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No waiver shall be deemed to have been made by any party of any of its rights under this Agreement unless the same shall be in a writing that is signed on its behalf by its authorized officer. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.
IN WITNESS WHEREOF, the parties have executed this Contract on the day and year above written.

POSCO Power Corporation	FuelCell Energy, Inc.

Soung-Sik Cho	R. Daniel Brdar
President & CEO	President & CEO
POSCO Power Corporation	FuelCell Energy, Inc.
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ANNEX A

Equipment Description, Contract Price and Delivery Schedule

		EXW Delivery	EWX Price	EWX Price
Item #	Description	Date	(USD per kW)	(USD)
1	DFC Module (1.4MW)	01-Jan-10	*	*

2	DFC Module (1.4MW)	01-Jan-10	*	*

3	DFC Module (1.4MW)	01-Mar-10	*	*

4	DFC Module (1.4MW)	01-Mar-10	*	*

5	DFC Module (1.4MW)	01-Mar-10	*	*

6	DFC Module (1.4MW)	01-Apr-10	*	*

7	DFC Module (1.4MW)	01-Apr-10	*	*

8	DFC Module (1.4MW)	01-Jun-10	*	*

9	DFC Module (1.4MW)	01-Jun-10	*	*

10	DFC Module (1.4MW)	01-Jun-10	*	*

11	DFC Components Kit (1.4MW)	01-Aug-10	*	*

12	DFC Components Kit (1.4MW)	01-Aug-10	*	*

13	DFC Components Kit (1.4MW)	01-Sep-10	*	*

14	DFC Components Kit (1.4MW)	01-Sep-10	*	*

15	DFC Components Kit (1.4MW)	01-Oct-10	*	*

16	DFC Components Kit (1.4MW)	01-Oct-10	*	*

17	DFC Components Kit (1.4MW)	01-Nov-10	*	*

18	DFC Components Kit (1.4MW)	01-Nov-10	*	*

19	DFC Components Kit (1.4MW)	01-Jan-11	*	*

20	DFC Components Kit (1.4MW)	01-Jan-11	*	*

21	DFC Components Kit (1.4MW)	01-Feb-11	*	*

22	DFC Components Kit (1.4MW)	01-Feb-11	*	*

			Contract Total Price:	$58,209,200.00

APPENDIX A

Specifications for DFC® Stack Modules

C1400 Stack Module Specification

1.0 Introduction

This specification document describes the interfaces and functional operation of the C1400 Direct FuelCell ® (DFC®) stack module. The C1400 stack module is comprised of four DFC stack modules, and the associated enclosure and process and electrical connections. *

2.0 Scope

This document describes one C1400 module. The specification provides preliminary dimensional and interface data that can be used for planning and design. Final drawings will be provided as part of formal project data submittal.

3.0 Specifications

3.1 Dimensions and Weights
*

3.2 Mechanical Interfaces
*

3.3 Civil Interfaces
*

Figure 1
Module Foundation Bolt Details from FCE Drawing 12-01
Preliminary, For Planning and Design. Final drawing to be issued during project data submittals

3.4 Electrical and Control Interfaces
*

3.5 Performance Specification

Table 1 summarizes the projected output from the stack module at rated load. *

Table 1

Nominal Stack Module Output at Rated Load

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for Confidential Treatment.

*

Table 2 (to be modified)

Fuel and Air Gas Flows Needed to Produce Specified DC Output

*

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for Confidential Treatment.

Table 3

Contaminant Limits for Fuel and Air Process Streams

*

3.6 Stack Module Life
*

Table 4

Life Impacts of Stack Operation Transients

*

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for Confidential Treatment.

APPENDIX B

Specifications for DFC® Components

C1400 Stack Module Kit Scope Specification

1.0 Introduction

This specification describes scope of supply for Direct FuelCell stack module component kits, which will be used in the assembly of C1400 stack modules.

2.0 Scope

This document describes the component kit for one C1400 module.

3.0 Specifications

3.1 Dimensions and Weights
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3.2 Component and subassembly listing.
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APPENDIX C

Standard Pre-Shipment Factory Test Report for DFC® Modules

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* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for Confidential Treatment.

APPENDIX D

Standard Pre-Shipment Factory Inspection Report for DFC® Components

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* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for Confidential Treatment.